Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces First-Quarter 2024 Financial Results; Exceeds Revenue and EPS Expectations

First-quarter diluted loss per share of $0.38; first-quarter adjusted diluted loss per share1 of $0.15 - ahead of expectations

Updates fleet plan - allowing for a more consistent delivery schedule of approximately 100 narrowbody aircraft yearly 2025 through 2027

Achieved second-best first quarter on-time departure performance2 in the company's history

CHICAGO, April 16, 2024 – United Airlines (UAL) today reported first-quarter 2024 financial results. The company had a pre-tax loss of $164 million, a $92 million improvement over the same quarter last year; adjusted pre-tax loss1 of $79 million, a $187 million improvement on an adjusted basis over the same quarter last year. These earnings reflect the approximately $200 million impact from the Boeing 737 MAX 9 grounding, without which the company would have reported a quarterly profit. In the quarter, the company generated $2.8 billion operating cash flow and free cash flow1 of $1.5 billion. The company continues to expect full-year 2024 adjusted diluted earnings per share3 of $9 to $11.
United delivered strong financial and operational performance in the quarter. The demand environment remained strong with a double-digit percentage increase in business demand quarter over quarter, as compared to pre-pandemic. Additionally, the company was able to take advantage of a number of opportunities to adjust domestic capacity which drove meaningful improvements in first quarter profitability. Atlantic and Domestic markets both saw large passenger revenue per available seat mile (PRASM) increases year over year, with 11% and 6% growth respectively.
“I want to thank the United team for working so hard this quarter to deliver strong operational metrics for our customers and sharpen our focus on safety, while producing excellent financial results for our shareholders,” said United Airlines CEO Scott Kirby. "We’ve adjusted our fleet plan to better reflect the reality of what the manufacturers are able to deliver. And, we’ll use those planes to capitalize on an opportunity that only United has:
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.
2 Excluding years impacted by the COVID-19 pandemic — 2020 and 2021.
3 We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to predict the probable significance of such items. For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports First-Quarter 2024 Results
profitably grow our mid-continent hubs and expand our highly profitable international network from our best in the industry coastal hubs."
Fleet Update
United has made several adjustments to its long-term fleet strategy based on future needs of the airline and manufacturers production and delivery timelines that are expected to smooth out and moderate the company's aircraft delivery schedule in the coming years including:
•Converted a portion of Boeing MAX 10 aircraft orders to Boeing MAX 9 from 2025 through 2027; maintained the right to convert more Boeing MAX 10 into MAX 8 or MAX 9 as needed.
•Have agreed to letters of intent with two lessors to lease 35 new Airbus A321neos with CFM engines expected in 2026 and 2027.
•Due to manufacturing and certification delays from prior years, by the end of 2023, the airline’s contractual aircraft commitments for 2024 had increased to 183 narrowbody aircraft. At the beginning of 2024, these delays were anticipated to continue and the company expected 101 narrowbody deliveries. Following the 737 MAX 9 grounding and the FAA’s announced significant production capacity constraints on Boeing, the company now anticipates 61 narrowbody aircraft and 5 widebody aircraft to be delivered in 2024.

In the short run, the company expects a small number of aircraft previously scheduled to enter into service in the second quarter to be pushed into the third quarter, which is expected to have minimal impact on the company's capacity plans.

United Airlines Reports First-Quarter 2024 Results
First-Quarter Financial Results
•Capacity up 9.1% compared to first-quarter 2023.
•Total operating revenue of $12.5 billion, up 9.7% compared to first-quarter 2023.
•TRASM up 0.6% compared to first-quarter 2023.
•CASM down 0.6%, and CASM-ex1 up 4.7%, compared to first-quarter 2023.
•Pre-tax loss of $164 million, with a pre-tax margin of (1.3)%; adjusted pre-tax loss1 of $79 million, with an adjusted pre-tax margin1 of (0.6)%.
•Net loss of $124 million; adjusted net loss1 of $50 million.
•Diluted loss per share of $0.38; adjusted diluted loss per share1 of $0.15.
•Average fuel price per gallon of $2.88.
•Ending available liquidity of $16.9 billion.
•Total debt and finance lease obligations of $27.2 billion at quarter end.
•Trailing twelve months adjusted net debt1 to adjusted EBITDAR1 of 2.7x.

Key Highlights

•Reached milestone of 200 new and retrofit aircraft featuring United's signature interior featuring bigger bins, seatback screens at every seat and Bluetooth connectivity.
•United and the International Brotherhood of Teamsters announced a tentative agreement for a four-year contract extension, covering the airline’s 9,700 aircraft technicians.
•Opened an expanded Flight Training Center – a new, 150,000-square-foot building in Denver with 12 additional full-motion flight simulators to train the next generation of world class pilots.
•Announced MileagePlus® pooling, making United the first airline to allow customers to share and redeem miles in one linked account, providing additional value to loyalty members, their friends and loved ones.
•Announced the addition of Rosalind Brewer and Michelle Freyre to United’s Board of Directors.
•Named among Fortune’s Most Admired Companies list, recognized as having a strong reputation within and across industries.

Customer Experience

•Announced the addition of larger overhead bins to 50 regional aircraft for an 80% increase of space for carry-on bags, becoming the first U.S. airline to offer the enhancement.
•Partnered with the Transportation Security Authority (TSA) to launch TSA PreCheck Touchless ID at O’Hare International Airport and Los Angeles International Airport, providing an expedited security experience to customers.
•In collaboration with the United Spinal Association and Numotion, launched a new filter in the booking path to enable customers traveling with a personal wheelchair to filter aircraft that can accommodate

United Airlines Reports First-Quarter 2024 Results
their device, and for eligible customers, the ability to request a refund of the fare difference in cases where the accommodating trip would be more expensive.
•Began utilizing generative AI on united.com to expedite customer search and in the airline’s industry-leading flight status notification system, further enabling real-time flight status updates to customers.
•Customer satisfaction for the quarter with onboard WiFi and inflight entertainment systems (IFE) achieved its highest rating since 2022 for on-time flights, with WiFi and IFE ratings improving six points year over year on the consumer satisfaction scale, Net Promoter Score.
•United was awarded the ‘Best Business Class Rose’ by Business Traveller as part of its Cellars in the Sky Awards.

Operations

•Achieved the second best on-time departure for any first quarter in the company's history2.
•Achieved the second best on-time arrival and departure metrics amongst U.S. airlines for the second quarter in a row – a position held for the last six months straight.
•Set the record for the highest first quarter consolidated seat factor ever at 84.1%, with March achieving the highest seat factor in the month's history.
•Set the record for the greatest number of days carrying over 500,000 passengers in the company's first quarter history at 16 days.

Network

•Announced upcoming services to three new destinations, with flights between Marrakesh, Morocco and New York/Newark; Cebu, Philippines and Tokyo-Narita; and Medellin, Colombia and Houston, becoming the first U.S. airline to serve Marrakesh and Cebu. United also announced new service from the airline's Guam hub to Tokyo-Haneda, launching in May.
•Announced increased service on three routes, adding a second summer-seasonal flight between Porto, Portugal and New York/Newark, a second year-round flight between Hong Kong and Los Angeles starting in October, and extending the second flight between Seoul, South Korea and San Francisco to year-round.
•Announced the return of service between Shanghai and Los Angeles, with four weekly flights beginning at the end of August, and increasing to daily service in late October.
•Restarted summer-seasonal service earlier in the year on popular flights like Washington D.C. to Lisbon, Portugal; Barcelona, Spain; and Rome, Italy.
•Inaugurated service to Tulum, Mexico from Houston and New York/Newark at the end of March; with services from Chicago and Los Angeles starting in the second quarter, announcing an additional inaugural service between Georgetown, Guyana and Houston also in the second quarter.

United Airlines Reports First-Quarter 2024 Results
•Operated United's largest quarterly domestic schedule by available seat miles, including operating the airline’s largest Florida schedule in company history with the addition of three new non-stop routes and a year over year increase of 19% to the popular wintertime destination.

Employees, Sustainability & Communities

•Celebrated one year of Innovate, United’s digital technology career pathway program that has a 92% retention rate for participants.
•Announced the addition of eight new corporate partners to the UAV Sustainable Flight Fund, bringing the amount of capital commitments to more than $200 million from cross-industry businesses to support start-ups focused on decarbonizing air travel by accelerating the research, production and technologies associated with sustainable aviation fuel (SAF). More than 115,000 United customers have contributed nearly $500,000 to supplement United’s commitment to the Fund.
•Announced Somos, a new employee Business Resource Group focused on supporting and championing allyship for Latino and Hispanic employees.
•Throughout the quarter, more than 1,200 employees volunteered over 8,600 hours at non-profit organizations supporting local communities around the world.
•United and MileagePlus® members donated nine million miles to non-profit charities across the globe through the Miles on a Mission program, including the quarter’s two feature non-profit partners, Make-A-Wish America and Girl Scouts of the USA.
•Transported nearly 299 million pounds of cargo, including approximately 10.3 million pounds of medical shipments and 263,000 pounds of military shipments.
•Named the inaugural recipient of the Humanitarian Force for Good Award by Air Transport World in its Airline Industry Awards.
•Employees from across the U.S. marched alongside United’s Black Business Resource Group BEACON in Martin Luther King Jr. Day parades in Denver and Los Angeles and volunteered in community service events across the system, including sorting 145,000 pounds of food to help provide more than 174,000 meals to communities in need through the Los Angeles Regional Food Bank, Food Bank of the Rockies and Community FoodBank of New Jersey.

United Airlines Reports First-Quarter 2024 Results
Earnings Call
UAL will hold a conference call to discuss first quarter financial results, as well as its financial and operational outlook for the second-quarter 2024 and beyond, on Wednesday, April 17, at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain full year 2024 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet plan strategy, announced routes (which may be subject to government approval), product development, ESG-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

United Airlines Reports First-Quarter 2024 Results
Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the continuation of the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and an escalation of the broader economic consequences of the Russia-Ukraine military conflict and the Israeli-Hamas military conflict beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors and under "Economic and Market Factors" and “Governmental Actions” in Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt extinguishment and modification fees), adjusted pre-tax income, adjusted earnings per share and adjusted net income typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly

United Airlines Reports First-Quarter 2024 Results
variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2024	2023
Operating revenue:
Passenger revenue	$11,313	$10,274	10.1
Cargo	391	398	(1.8)
Other operating revenue	835	757	10.3
Total operating revenue	12,539	11,429	9.7

Operating expense:
Salaries and related costs	3,932	3,322	18.4
Aircraft fuel	2,954	3,174	(6.9)
Landing fees and other rent	804	717	12.1
Aircraft maintenance materials and outside repairs	773	702	10.1
Depreciation and amortization	708	655	8.1
Regional capacity purchase	585	615	(4.9)
Distribution expenses	480	403	19.1
Aircraft rent	43	56	(23.2)
Special charges	13	14	NM
Other operating expenses	2,148	1,814	18.4
Total operating expense	12,440	11,472	8.4

Operating income (loss)	99	(43)	NM

Nonoperating income (expense):
Interest expense	(454)	(486)	(6.6)
Interest income	177	170	4.1
Interest capitalized	61	38	60.5
Unrealized gains (losses) on investments, net	(37)	24	NM
Miscellaneous, net	(10)	41	NM
Total nonoperating expense, net	(263)	(213)	23.5

Loss before income tax benefit	(164)	(256)	(35.9)

Income tax benefit	(40)	(62)	(35.5)
Net loss	$(124)	$(194)	(36.1)

Diluted loss per share	$(0.38)	$(0.59)	(35.6)
Diluted weighted average shares	328.3	327.4	0.3

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	1Q 2024 Passenger Revenue	Passenger Revenue vs. 1Q 2023	Passenger Revenue per Available Seat Mile ("PRASM") vs. 1Q 2023	Yield vs. 1Q 2023	Available Seat Miles ("ASMs") vs. 1Q 2023	1Q 2024 ASMs	1Q 2024 Revenue Passenger Miles ("RPMs")
Domestic	$6,916	6.6%	6.1%	2.6%	0.5%	38,712	32,389

Europe	1,408	11.7%	12.0%	7.8%	(0.1%)	10,162	7,474
Pacific	1,388	44.3%	(12.9%)	(3.5)%	65.8%	11,856	8,377
Latin America	1,329	9.6%	(12.7%)	(10.0%)	25.5%	8,913	7,538
Middle East/India/Africa	272	(23.2%)	5.3%	9.2%	(27.0%)	2,025	1,649
International	4,397	16.0%	(4.2%)	(1.0%)	21.1%	32,956	25,038

Consolidated	$11,313	10.1%	1.0%	0.7%	9.1%	71,668	57,427

Select operating statistics are as follows:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2024	2023
Passengers (thousands) (a)	39,325	36,822	6.8
RPMs (millions) (b)	57,427	52,532	9.3
ASMs (millions) (c)	71,668	65,720	9.1
Passenger load factor: (d)
Consolidated	80.1%	79.9%	0.2	pts.
Domestic	83.7%	80.9%	2.8	pts.
International	76.0%	78.5%	(2.5)	pts.
PRASM (cents)	15.79	15.63	1.0
Total revenue per available seat mile ("TRASM") (cents)	17.50	17.39	0.6
Average yield per RPM (cents) (e)	19.70	19.56	0.7
Cargo revenue ton miles (millions) (f)	852	731	16.6
Aircraft in fleet at end of period	1,366	1,337	2.2
Average stage length (miles) (g)	1,481	1,432	3.4
Employee headcount, as of March 31 (in thousands)	104.5	96.3	8.5
Cost per ASM ("CASM") (cents)	17.36	17.46	(0.6)
CASM-ex (cents) (h)	13.13	12.54	4.7
Average aircraft fuel price per gallon	$2.88	$3.33	(13.5)
Fuel gallons consumed (millions)	1,025	952	7.7
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted total debt, adjusted net debt, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, operating lease obligations and finance lease obligations, current and noncurrent other financial liabilities and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.

	Three Months Ended March 31,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2024	2023
CASM (GAAP)	17.36	17.46	(0.6)
Fuel expense	4.13	4.83	(14.5)
Third-party business expenses	0.08	0.06	33.3
Special charges	0.02	0.03	NM
CASM-ex (Non-GAAP)	13.13	12.54	4.7

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended March 31,		Twelve Months Ended March 31,
Adjusted EBITDA and EBITDAR (in millions)	2024	2023	2024	2023
Net income (loss)	$(124)	$(194)	$2,688	$1,920
Adjusted for:
Depreciation and amortization	708	655	2,724	2,500
Interest expense, net of capitalized interest and interest income	216	278	885	1,258
Income tax expense (benefit)	(40)	(62)	791	566
Special charges	13	14	948	162
Nonoperating unrealized (gains) losses on investments, net	37	(24)	34	(44)
Nonoperating debt extinguishment and modification fees	35	—	46	—
Adjusted EBITDA	$845	$667	$8,116	$6,362
Adjusted EBITDA margin	6.7%	5.8%	14.8%	13.0%

Adjusted EBITDA	$845	$667	$8,116	$6,362
Aircraft rent	43	56	184	247
Adjusted EBITDAR	$888	$723	$8,300	$6,609

	Three Months Ended March 31,
Adjusted Capital Expenditures (in millions)	2024	2023
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,366	$1,843
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	—	200
Adjusted capital expenditures (Non-GAAP)	$1,366	$2,043

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$2,847	$3,142
Less capital expenditures, net of flight equipment purchase deposit returns	1,366	1,843
Free cash flow, net of financings (Non-GAAP)	$1,481	$1,299

Net cash provided by operating activities (GAAP)	$2,847	$3,142
Less adjusted capital expenditures (Non-GAAP)	1,366	2,043
Free cash flow (Non-GAAP)	$1,481	$1,099

	March 31,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2024	2023
Debt - current and noncurrent (GAAP)	$27,017	$30,666	$(3,649)
Operating lease obligations - current and noncurrent	5,074	5,179	(105)
Finance lease obligations - current and noncurrent	195	180	15
Pension and postretirement liabilities - noncurrent	1,610	1,436	174
Other financial liabilities - current and noncurrent	2,558	1,159	1,399
Adjusted total debt (Non-GAAP)	$36,454	$38,620	(2,166)
Less: Cash and cash equivalents	$8,401	$7,634	767
Short-term investments	5,591	9,522	(3,931)
Adjusted net debt	$22,462	$21,464	998
Adjusted net debt divided by twelve months ended March 31 adjusted EBITDAR	2.7	3.2	(0.5)	pts.

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended March 31,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2024	2023
Operating expenses (GAAP)	$12,440	$11,472	8.4
Special charges	13	14	NM
Operating expenses, excluding special charges	12,427	11,458	8.5
Adjusted to exclude:
Fuel expense	2,954	3,174	(6.9)
Profit sharing	3	—	NM
Third-party business expenses	58	41	41.5
Adjusted operating expenses (Non-GAAP)	$9,412	$8,243	14.2

Operating income (loss) (GAAP)	$99	$(43)	NM
Special charges	13	14	NM
Adjusted operating income (loss) (Non-GAAP)	$112	$(29)	NM

Operating margin	0.8%	(0.4)%	1.2 pts
Adjusted operating margin (Non-GAAP)	0.9%	(0.3)%	1.2 pts

Pre-tax loss (GAAP)	$(164)	$(256)	(35.9)
Adjusted to exclude:
Special charges	13	14	NM
Unrealized (gains) losses on investments, net	37	(24)	NM
Debt extinguishment and modification fees	35	—	NM
Adjusted pre-tax loss (Non-GAAP)	$(79)	$(266)	(70.3)

Pre-tax margin	(1.3)%	(2.2)%	0.9 pts.
Adjusted pre-tax margin (Non-GAAP)	(0.6)%	(2.3)%	1.7 pts.

Net loss (GAAP)	$(124)	$(194)	(36.1)
Adjusted to exclude:
Special charges	13	14	NM
Unrealized (gains) losses on investments, net	37	(24)	NM
Debt extinguishment and modification fees	35	—	NM
Income tax benefit on adjustments, net	(11)	(3)	NM
Adjusted net loss (Non-GAAP)	$(50)	$(207)	(75.8)

Diluted loss per share (GAAP)	$(0.38)	$(0.59)	(35.6)
Adjusted to exclude:
Special charges	0.04	0.04	NM
Unrealized (gains) losses on investments, net	0.11	(0.07)	NM
Debt extinguishment and modification fees	0.11	—	NM
Income tax benefit on adjustments, net	(0.03)	(0.01)	NM
Adjusted diluted loss per share (Non-GAAP)	$(0.15)	$(0.63)	(76.2)

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2024 (UNAUDITED)	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$8,401	$6,058
Short-term investments	5,591	8,330
Restricted cash	40	31
Receivables, less allowance for credit losses (2024 — $19; 2023 — $18)	2,259	1,898
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2024 — $721; 2023 — $689)	1,675	1,561
Prepaid expenses and other	730	609
Total current assets	18,696	18,487

Total operating property and equipment, net	40,470	39,815
Operating lease right-of-use assets	3,895	3,914
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2024 — $1,339; 2023 — $1,495)	2,717	2,725
Restricted cash	244	245
Investments in affiliates and other, less allowance for credit losses (2024 — $32; 2023 — $38)	1,353	1,391
Total other assets	8,841	8,888
Total assets	$71,902	$71,104

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,344	$3,835
Accrued salaries and benefits	2,128	2,940
Advance ticket sales	9,601	6,704
Frequent flyer deferred revenue	3,086	3,095
Current maturities of long-term debt	3,958	4,018
Current maturities of operating leases	557	576
Current maturities of finance leases	117	172
Current maturities of other financial liabilities	63	57
Other	910	806
Total current liabilities	24,764	22,203
Long-term liabilities and deferred credits:
Long-term debt	23,059	25,057
Long-term obligations under operating leases	4,517	4,503
Long-term obligations under finance leases	78	91
Frequent flyer deferred revenue	4,193	4,048
Pension liability	985	968
Postretirement benefit liability	625	637
Deferred income taxes	545	594
Other financial liabilities	2,495	2,265
Other	1,453	1,414
Total long-term liabilities and deferred credits	37,950	39,577
Total stockholders' equity	9,188	9,324
Total liabilities and stockholders' equity	$71,902	$71,104

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$2,847	$3,142

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(1,366)	(1,843)
Purchases of short-term and other investments	(866)	(4,193)
Proceeds from sale of short-term and other investments	3,657	4,061
Proceeds from sale of property and equipment	20	1
Other, net	(4)	6
Net cash provided by (used in) investing activities	1,441	(1,968)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	3,111	288
Payments of long-term debt, finance leases and other financial liabilities	(5,031)	(820)
Other, net	(18)	(31)
Net cash used in financing activities	(1,938)	(563)
Net increase in cash, cash equivalents and restricted cash	2,350	611
Cash, cash equivalents and restricted cash at beginning of the period	6,335	7,421
Cash, cash equivalents and restricted cash at end of the period	$8,685	$8,032

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	—	200
Right-of-use assets acquired through operating leases	132	295
Lease modifications and lease conversions	14	23
Investment interests received in exchange for loans, goods and services	18	21

United Airlines Reports First-Quarter 2024 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following:

	Three Months Ended March 31,
(in millions)	2024	2023
Operating:
(Gains) losses on sale of assets and other special charges	$13	$14
Total operating special charges	13	14

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	37	(24)
Nonoperating debt extinguishment and modification fees	35	—
Total nonoperating special charges and unrealized (gains) losses on investments, net	72	(24)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	85	(10)
Income tax benefit, net of valuation allowance	(11)	(3)
Total operating and non-operating special charges and unrealized (gains) losses on investments, net of income taxes	$74	$(13)

(Gains) losses on sale of assets and other special charges: During the three months ended March 31, 2024, the company incurred $13 million of charges primarily consisting of a settlement related to a certain pilot long term disability plan, accelerated depreciation on assets with shortened lives, and other losses on disposal of assets, which were partially offset by a gain from a favorable outcome related to a certain contract dispute as well as gains on sales of assets.
During the three months ended March 31, 2023, the company recorded $14 million of net charges primarily comprised of accelerated depreciation related to certain of the company's assets that were retired early and other gains and losses on the sale of assets.
Nonoperating unrealized (gains) losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the three months ended March 31, 2024, the company recorded $35 million of charges primarily related to the refinancing of its 2021 term loans.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended March 31,
	2024	2023
Effective tax rate	24.4%	24.2%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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